SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 15, 2013

FRONTIER OILFIELD SERVICES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification No.)

3030 LBJ Freeway, Suite 1320

Dallas, Texas 75234

(972) 243-2610

(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page
5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Section 5—Corporate Governance and Management

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

A member of our Board of Directors has resigned; Mr. Daniel R. Robinson. Robinson’s stated reasons for resigning were health and family concerns. Mr. Robinson did not resign as a result of any disagreement with the registrant, known to an executive officer of the registrant, on any matter relating to the registrant’s operations, policies nor practices,

Mr. Don Lawhorne, Registrant’s Chairman of the Board, and Mr. Bernard O’Donnell the two remaining directors have appointed Mr. Dumas Simeus to replace Mr. Robinson effective immediately until such time as his successor be elected or his earlier death or resignation.

Mr. Dumas Simeus, 73, is currently the Chairman, CEO and majority owner, New Century Packaging, Inc. a position he has held since May 2006. Prior to his association with New Century Mr. Simeus ran for the Presidency of Haiti From 2005 to 2006. From September 1996 to August, 2004 Mr. Simeus was the Chairman and Chief Executive Officer of Simeus Food International, Inc. Mr. Simeus is also currently Chairman and Founder, Sové Lavi (2000-Present), a non-profit company providing healthcare, water well drilling and scholarships in Haiti.

Mr. Simeus has an Electrical Engineering Degree from Howard University and an Masters in Business Administration from the University of Chicago. He is fluent in English, French, Spanish and Haitian Creole.

In addition to his employment Mr. Simeus has or currently serves on a number of boards:

1.	Former Advisory Board Member, Inter-American Foundation ( March 2005-November 2012)

2.	Former Advisory Board Member, UNT-Dallas ( January 2011-November 2012)

3.	Board Member, BiGAustin ( June 2006-Present)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OILFIELD SERVICES, INC. (Registrant)

July 19, 2013	/s/ Tim Burroughs
(Date)	Tim Burroughs Chief Executive Officer

4